AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), is entered into as of July 12, 2018 by, between and among MicroChannel Technologies Corporation, a Delaware corporation ("MCTC Corporation"), MCTC Holdings, Inc., a Delaware corporation ("MCTC Holdings”), and MicroChannel Corp., a Delaware corporation (“MCTC Sub").

WHEREAS, the purpose of this Merger Agreement, and the transactions contemplated by this Merger Agreement, is to create a new holding company structure and MCTC Holdings, Inc. and MicroChannel Corp. have been formed for the purpose of effecting this new holding company structure;

WHEREAS, on the date hereof, MCTC Corporation has authority to issue Two Hundred Ninety Million (290,000,000) shares of common stock, $0.0001 par value per share (the "MCTC Corporation Stock"), of which One Hundred Eighty Three Million Eight Hundred Sixty Four Thousand (183,864,000) shares are issued and outstanding; Ten Million (10,000,000) shares of Preferred Stock authorized with zero (0) shares designated, issued or outstanding. There are no other options, warrants or other rights outstanding for the issuance of any MCTC Corporation common or preferred stock.

WHEREAS, on the date hereof, MCTC Holdings, Inc. has authority to issue Two Hundred Ninety Million (290,000,000) shares of common stock, $0.0001 par value per share (the "MCTC Holdings Stock"), of which One Hundred (100) shares are issued and outstanding; Ten Million (10,000,000) shares of Preferred Stock authorized with zero (0) shares designated, issued or outstanding There are no other options, warrants or other rights outstanding for the issuance of any MCTC Holdings Inc. common or preferred stock;

WHEREAS, on the date hereof, MicroChannel Corp. has authority to issue Two Hundred Ninety Million (290,000,000) shares of common stock, $0.0001 par value per share (the "MCTC Sub Stock"), of which One Hundred (100) shares are issued and outstanding; Ten Million (10,000,000) shares of Preferred Stock authorized with zero (0) shares designated, issued or outstanding There are no other options, warrants or other rights outstanding for the issuance of any MicroChannel Corp. common or preferred stock;

WHEREAS, the respective Boards of Directors of MCTC Corporation MCTC Holdings and MCTC Sub have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant §251(g) of the Delaware General Corporation Law, under which MTCT Holdings would survive as the holding company, by the merger of MCTC Corporation with and into MCTC Sub, and with each holder of shares of MCTC Corporation Stock receiving an equal number of share of MCTC Holdings Stock in exchange for such shares of MCTC Corporation Stock;

WHEREAS, under the respective certificates of incorporation of MCTC Holdings. and MCTC Sub, the MCTC Holdings Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the MCTC Corporation Stock which will be exchanged therefore pursuant to the holding company reorganization;

WHEREAS, the Certificate of Incorporation and Bylaws of MCTC Holdings, as the holding company, at the time of the merger contain provisions identical to the Certificate of Incorporation and Bylaws of MCTC Corporation immediately prior to the merger, other than differences permitted by Section 251(g) of the Delaware General Corporation Law.

WHEREAS, the Certificate of Incorporation of MCTC Sub is identical to the Certificate of Incorporation of MCTC Corporation immediately prior to the merger, other than differences permitted by Section 251(g) of the Delaware General Corporation Law, pursuant to this Merger Agreement;

WHEREAS, the Boards of Directors of MCTC Corporation, MCTC Holdings and MCTC Sub have approved this Merger Agreement, shareholder approval not being required pursuant to Section 251(g) of the Delaware General Corporation Law;

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, MCTC Corp, MCTC Holdings, and MCTC Sub hereby agree as follows:

1.	Merger. MCTC Corporation shall be merged with and into MCTC Sub (the "Merger"), and MCTC Sub shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective at 5:00 o’clock p.m. on July 12, 2018 or such time as the Financial Industry Regulatory Authority (“FINRA”) shall have approved the successor public issuer and/or a certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the provisions of this Merger Agreement, as soon as practicable following the satisfaction or waiver of any conditions precedent, MCTC Holdings shall duly execute and file a Certificate of Merger (the “Certificate of Merger”) substantially in the form set forth as Exhibit A hereto.

2.	Succession. At the Effective Time, the separate corporate existence of MCTC Corporation shall cease, and MCTC Sub shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of MCTC Corporation and MCTC Sub shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of MCTC Corporation, including, without limitation, all outstanding indebtedness of MCTC Corporation all in the manner and as more fully set forth in Section 251(g) of the Delaware General Corporation Law.

3.	Directors. The Directors of MCTC Corporation immediately preceding the Effective Time shall be the Directors of the Surviving Corporation and MCTC Holdings at and after the Effective Time until their successors are duly elected and qualified.

4.	Officers. The officers of MCTC Corporation immediately preceding the Effective Time shall be the officers of the Surviving Corporation and MCTC Holdings at and after the Effective Time, to serve at the pleasure of the Board of Directors of MCTC Holdings.

5.	Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

a.	each share of MCTC Corporation Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of MCTC Holdings Stock By virtue of this Agreement, DGCL 251(g) and all applicable federal securities laws and rules, MCTC Holdings, Inc. shall become the successor public issuer to MicroChannel Technologies Corporation;

b.	each share of MCTC Corporation Stock held in the treasury of MCTC Corporation immediately prior to the Effective Time shall be cancelled and retired;

c.	each option, warrant, purchase right, unit debenture or other security of MCTC Corporation convertible into the same number of shares of MCTC Holdings Stock as shares of MCTC Corporation as such security would have received if the security had been converted into MCTC Holdings Stock immediately prior to the Effective Time, and MCTC Holdings shall reserve for purposes of the exercise of such options, warrants, purchase rights, units, debentures or other securities an equal number of shares of MCTC Holdings Stock as MCTC Corporation had reserved; and

d.	each share of MCTC Holdings Stock issued and outstanding in the name of MCTC Corporation immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of MCTC Holdings Stock.

6.	Other Agreements. At the Effective Time, MCTC Holdings shall assume any obligation of MCTC Corporation to deliver or make available shares of MCTC Corporation Stock under any agreement or employee benefit plan not referred to in Paragraph 5 herein to which MCTC Corporation is a party. Any reference to MCTC Corporation Stock under any such agreement or employee benefit plan shall be deemed to be a reference to MCTC Holdings Stock and one share of MCTC Holdings Stock shall be issuable in lieu of each share of MCTC Corporation Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan and any stock splits.

7.	Further Assurances. From time to time, as and when required by the Surviving Corporation, MCTC Sub, or by its successors or assigns, there shall be executed and delivered on behalf of MCTC Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of MCTC Corporation, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of MCTC Corporation or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

8.	Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares MCTC Corporation Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of MCTC Holdings Stock, as the case may be, into which the shares of MCTC Corporation Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of MCTC Holdings and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to MCTC Holdings or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of MCTC Holdings Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

9.	Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

10.	Certificates of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of MicroChannel Technologies Corporation. and the Certificate of Incorporation of MCTC Holdings, Inc. shall be the Certificate of Incorporation of the successor public issuer to MicroChannel Technologies Corporation.

11.	Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of MCTC Corporation, MCTC Holdings and MCTC Sub, by action of the board of directors of MCTC Corporation if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of MCTC Corporation and its stockholders.

12.	Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

13.	Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

14.	Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, MCTC Corporation, MCTC Holdings, and MCTC Sub have caused this Merger Agreement to be executed and delivered as of the date first above.

MICROCHANNEL TECHNOLOGIES CORPORATION.

A Delaware Corporation

By:/s/ Garry McHenry

Name: Garry McHenry

Title: President, CEO, CFO, Secretary/Treasurer

and Sole Director

MCTC HOLDING, INC.

A Delaware Corporation

By:/s/ Garry McHenry

Name: Garry McHenry

Title: President, CEO, CFO, Secretary/Treasurer

and Sole Director

MICROCHANNEL CORP.

A Delaware Corporation

By:/s/ Garry McHenry

Name: Garry McHenry

Title: President, CEO, CFO, Secretary/Treasurer

and Sole Director

Exhibit A

STATE OF DELAWARE

CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS

(MicroChannel Technologies Corporation

with and into

MicroChannel Corp.)

Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”), MCTC Holdings, Inc., a Delaware corporation (the “Parent Corporation”), in connection with the merger of MicroChannel Technologies Corporation (the “Corporation”), with and into”) MicroChannel Corp., Inc., a Delaware corporation (“Merger Sub” or “Surviving Subsidiary Corporation) , hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger are:

Name State of Incorporation

MicroChannel Technologies Corporation Delaware

MicroChannel Corp. Delaware

SECOND: An Agreement and Plan of Merger, dated as of July 12, 2018, by and among MCTC Holdings, Inc. Holdings Inc., the Corporation and Merger Sub (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the corporations.

THIRD: The name of the surviving corporation to the merger is MicroChannel Corp.(the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of MicroChannel Corp., a Delaware corporation, as between MicroChannel Corp. and MicroChannel Technologies Corporation, a Delaware corporation, shall be the certificate of incorporation of the Surviving Corporation (the separate existence of MCTC Holdings, Inc. will continue in effect and following the merger between MicroChannel Corp.and MicroChannel Technologies Corporation, will emerge under 251(g) as the parent to the Surviving Corporation).

FIFTH: The Merger shall become effective at5:00 PM central time on July 12, 2018.

SIXTH: The executed Merger Agreement is on file at the office of the Surviving Corporation located at: 1919 NW 19th Street, Ft. Lauderdale, Florida 33311. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either the Corporation or Merger Sub.

SEVENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on this July 12, 2018.

MicroChannel Technologies Corporation     MicroChannel Corp.

By:/s/ Garry McHenry   By:/s/ Garry McHenry

Garry McHenry, CEO    Gary McHenry, CEO

MCTC Holdings, Inc.

By:/s/ Garry McHenry

Gary McHenry, CEO